Exhibit 99.1

Jack Green Joins Verastem as Chief Financial Officer

Cambridge, MA — May 14, 2013 — Verastem, Inc., (NASDAQ: VSTM)  focused on discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells, announced the appointment of John “Jack” Green as Chief Financial Officer. Mr. Green was the former Chief Financial Officer of GTC Biotherapeutics and has held multiple senior finance roles in public and private biotechnology companies over the course of his career.

“Jack brings a great deal of experience in the financial management of biotechnology companies,” said Henri Termeer, Lead Director of Verastem. “On behalf of the entire board of directors I welcome him and look forward to the contributions he will make.”

“Cancer is an affliction that we all unfortunately have to face with our family and friends,” said Mr. Green. “Verastem has the potential to make a meaningful impact on many lives and I am excited to join the team to help make these new therapeutic options a reality.”

Verastem has multiple programs in or entering clinical development in 2013. Verastem plans to initiate a potentially pivotal trial of lead FAK inhibitor, VS-6063, in mesothelioma midyear 2013. VS-6063 is currently being evaluated in a Phase 1/1b trial in combination with paclitaxel in patients with ovarian cancer. FAK inhibitor VS-4718 has received allowance from the FDA to initiate a Phase 1 trial in advanced solid tumors and the dual PI3K/mTOR inhibitor VS-5584 is currently in IND-enabling studies and is expected to enter clinical development in the second half of 2013.

“Jack’s track record of leadership will be of tremendous value as we progress into late-stage clinical trials for our cancer stem cell-targeting compounds,” said Christoph Westphal, M.D., Ph.D., Chairman and CEO of Verastem.

Mr. Green was a key member of the senior management team for On-Q-ity and oversaw the financial activities, planning, budgeting and management of commercial and banking relationships. Previously, Mr. Green was the Senior Vice President and Chief Financial Officer of GTC Biotherapeutics (formerly Genzyme Transgenics Corporation) which was spun out from Genzyme Corporation as a stand-alone public company. Mr. Green is a Certified Public Accountant (CPA) with over 30 years of financial experience, including 20 within the biotechnology industry. Mr. Green received a Master’s degree in Business Administration from Boston University Graduate School of Management and a Bachelor’s degree from the College of the Holy Cross.

About Verastem, Inc.

Verastem, Inc. (NASDAQ: VSTM) is discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells. Cancer stem cells are an underlying cause of tumor recurrence and metastasis. Verastem is developing small molecule inhibitors of signaling pathways that are critical to cancer stem cell survival and proliferation: FAK, PI3K/mTOR and Wnt. For more information, please visit www.verastem.com.

Forward-looking statements:

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including VS-6063, VS-4718 and VS-5584, and the Company’s FAK, PI3K/mTOR and diagnostic programs generally, the timeline for clinical development and regulatory approval of the Company’s compounds, the structure of the Company’s planned clinical trials and estimates of the Company’s ability to fund operations. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of the Company’s compounds may not be predictive of the success of later clinical trials, that the Company will be unable to successfully complete the clinical development of its compounds, including VS-6063, VS-4718 and VS-5584, that the development of the Company’s compounds will take longer or cost more than planned, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in any subsequent SEC filings. The forward-looking statements contained in this presentation reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Contact Verastem, Inc.

Brian Sullivan, 617-252-9314

bsullivan@verastem.com